Total Revenue GAAP Diluted Loss Per Share $979.2M $(0.83) Non-GAAP Diluted EPS1 CEO Commentary “We are pleased by the Company’s second quarter performance. While external conditions remained challenging, our resilient underlying business fundamentals combined with effective execution drove improved lease origination and customer payment trends that resulted in earnings coming in above internal projections,” said Mitch Fadel, CEO. “Looking at the second half of the year, we believe our platform of solutions can play an important role for consumers and merchants who are impacted by the increasing limitations and pressure on financial access and spending for durable goods. Given this backdrop, our strong first half results, and confidence in our ability to manage payment risk in the current environment, we have raised our 2023 earnings targets,” continued Mr. Fadel. “Longer term, we continue to believe Upbound has a tremendous market opportunity in providing solutions for financially underserved consumers,” concluded Mr. Fadel. Raises Full Year 2023 Targets for Adjusted EBITDA and Non-GAAP EPS Upbound Group, Inc. Earnings Release August 3, 2023 Second Quarter 2023 Results & Key Metrics Operating Cash Flow Year-to-Date $142.0M Free Cash Flow Year-to-Date1 $120.6M Second Quarter Consolidated Results • Consolidated revenues of $979.2 million decreased 8.6% year- over-year with lower rentals and fees revenue and merchandise sales revenue, primarily due to a decrease in lease portfolio value compared to the prior year period. • GAAP operating profit of $84.0 million including $27.8 million of pre-tax costs relating to special items described below, compared to $58.1 million of GAAP operating profit and $53.7 million of pre-tax costs relating to special items in the prior year period. Second quarter 2023 GAAP operating profit margin was 8.6%, compared to 5.4% in the prior year period. • Consolidated skip-stolen loss rate improved to 6.9% from 8.0% in the prior year period. • Adjusted EBITDA increased 1.3% year-over-year to $130.6 million, with the impact of lower operating expenses and lower losses for the Acima business more than offsetting lower revenues, compared to the prior year period. • Adjusted EBITDA margin of 13.3% increased 130 basis points compared to the prior year period due to higher gross margins and lower loss rates for Acima. • GAAP diluted loss per share was $(0.83) compared to earnings per share of $0.33 in the prior year period. • Non-GAAP diluted earnings per share, which excludes the impact of special items described below, was $1.11 for the second quarter of 2023 compared to $1.15 in the prior year period. Consolidated Skip-Stolen Loss Rate Improved 110 bps Year-over-Year 1 (1)Non-GAAP financial measure. Refer to the explanations and reconciliations elsewhere in this release. $1.11

Segment Highlights Rent-A-Center Segment Second Quarter Results • Revenues of $466.2 million decreased 4.9% year- over-year in line with same-store sales, improving from a 6.5% year-over-year decrease for the first quarter of 2023. The decrease in revenues was primarily due to a lower lease portfolio value compared to the prior year period. • Lease portfolio value decreased 4.7% year-over- year with a decrease in deliveries partially offset by fewer returns and higher average ticket. • Rentals and fees revenue decreased 3.4% year- over-year. • Merchandise sales revenue decreased 19.0% year-over-year, primarily due to fewer customers electing early payout options. • E-commerce accounted for approximately 26% of revenue, compared to approximately 23% in the prior year period. • Skip/stolen losses were 4.5% of revenue compared to 4.2% in the prior year period and 4.8% in the first quarter of 2023. • Segment operating profit on a GAAP basis was $78.9 million with a margin of 16.9%, compared to $99.1 million and 20.2% in the prior year period. • Adjusted EBITDA of $83.5 million with a margin of 17.9%, compared to $104.1 million and 21.2% in the prior year period. The year-over-year decrease in Adjusted EBITDA and Adjusted EBITDA margin was primarily attributable to lower revenues. • As of June 30, 2023, the Rent-A-Center segment owned and operated 1,843 locations. Acima Segment Second Quarter Results • GMV decreased 5.8% year-over-year, improving from a 12.6% year-over-year decrease in the first quarter. The decrease in GMV was primarily due to fewer lease applications and lower average ticket, partially offset by higher conversion rates, compared to the prior year period. • Revenues of $464.4 million decreased 12.4% year- over-year, with decreases in both rentals and fees revenue and merchandise sales revenue. • Rentals and fees revenue decreased 9.0% primarily due to fewer open lease agreements during the current year period. • Merchandise sales revenue decreased 23.5% due to lower GMV in the first and second quarters of 2023 compared to the prior year period, and fewer customers electing earlier payout options in the current year period. • Gross margin increased 325 basis points year-over- year due to fewer customers electing earlier payout options in the current year period. • Skip/stolen losses improved 270 bps to 8.9% of revenue in the second quarter of 2023 compared to 11.6% in the prior year period. • Operating profit on a GAAP basis was $63.1 million with a margin of 13.6%, compared to $35.8 million and 6.8% in the prior year period. • Adjusted EBITDA of $77.8 million with a margin of 16.8%, compared to $53.0 million and 10.0% in the prior year period. The increase in Adjusted EBITDA and margin was primarily attributable to lower loss rates and higher gross margins in the current year period. 2

Segment Highlights (continued) Franchising Segment Second Quarter Results • Revenues of $30.1 million decreased 11.8% year-over-year due to lower inventory purchases per store. • Segment operating profit, on a GAAP basis, and Adjusted EBITDA were each $5.0 million and decreased 6.1% compared to the prior year period. • As of June 30, 2023, the company franchised 438 locations. Mexico Segment Second Quarter Results • Revenues of $18.5 million decreased 2.4% year-over-year on a constant currency basis. • Segment operating profit, on a GAAP basis, and Adjusted EBITDA were approximately $1.3 million and $1.6 million, respectively. • As of June 30, 2023, the Mexico business owned and operated 128 locations. Corporate Segment Second Quarter Results • GAAP basis expenses decreased 23.6% year- over-year, primarily due to lower stock based compensation expense related to the vesting of restricted stock agreements issued during the Acima acquisition. • Operating expense excluding special items increased $3.3 million year-over-year, or 7.0%, as a result of cycling over lower than normal performance-based compensation in the prior year. • Excluding the impact of stock-based compensation and depreciation, non-GAAP expenses increased 4.8% year-over year. 3

Full Year 2023 Financial Outlook

The Company is providing the following guidance for its 2023 third quarter and fiscal year. Due to the inherent uncertainty related to the special items identified in the tables below, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort. The actual amount of these items during 2023 may have a significant impact on our future GAAP results.

Table 1

Guidance	Third Quarter 2023 (8/3/23)	Full Year 2023 Updated (8/3/23)	Full Year 2023 Previous (5/4/23)
Consolidated[1]			
Revenues ($B)	$0.95 - $ 0.98	$3.9 - $ 4.0	$3.8 - $4.0
Adj. EBITDA Excluding SBC ($M)[2]	$100 - $110	$440 - $465	$395 - $435
Non-GAAP Diluted Earnings Per Share[3]	$0.70 – $0.80	$3.25 – $3.55	$2.70 – $3.20
Free Cash Flow ($M)	NA	$230 - $260	$200 - $235

1. Consolidated includes Acima, Rent-A-Center, Franchising, Mexico and Corporate Segments.
2. Non-GAAP financial measure. See descriptions below in this release. Adjusted EBITDA figures exclude SBC (stock based compensation) beginning with the first quarter of 2022.
3. Non-GAAP diluted earnings per share excludes the impact of incremental depreciation and amortization related to the estimated fair value of acquired Acima assets, and stock compensation expense associated with the Acima Acquisition equity consideration, which is subject to vesting conditions.

CFO Commentary

"The second quarter results were a continuation of the strong momentum in yields and losses experienced in the first quarter. Non-GAAP diluted EPS of $1.11 was above our implied range from the first quarter 2023 earnings call, with in-line consolidated revenues and better-than-expected margins at Acima. We also continued to generate solid cash flow and paid down $90 million on our revolving credit facility, which had zero balance outstanding at quarter end," noted Fahmi Karam, CFO.

"Given the stronger than expected second quarter results and our current view that Acima can sustain margins that are better than previously expected, we are raising full year 2023 financial targets for the second time this year, including Non-GAAP diluted EPS to $3.25-$3.55."

"Market conditions remain uncertain, so we remain focused on disciplined underwriting, expense management, debt reduction and generating long-term shareholder value," concluded Mr. Karam.



Conference Call and Webcast Information

Upbound Group, Inc. will host a conference call to discuss the second quarter results, guidance and other operational matters on the morning of Thursday, August 3, 2023, at 9:00 a.m. ET. For a live webcast of the call, visit https://investor.upbound.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Participants can access the call by phone via this link (Upbound Second Quarter Earnings Call), where the dial-in details will be provided.

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Financial Highlights

Key Metrics

Table 2

Metrics ($'s Millions - except per share & store count data)	Q2 2023	Q2 2022	Q1 2023
Consolidated			
Revenue	$979.2	$1,071.3	$1,016.1
GAAP Operating Profit (Loss)	$84.0	$58.1	$(35.1)
Adj. EBITDA [(1)]	$130.6	$128.9	$111.5
Skip / Stolen Loss Rate [(4)]	6.9 %	8.0 %	7.1 %
Adj. EBITDA Margin [(1)]	13.3 %	12.0 %	11.0 %
GAAP Operating Expenses as % of Total Revenue	43.1 %	44.3 %	53.3 %
GAAP Diluted EPS	$(0.83)	$0.33	$0.84
Non-GAAP Diluted EPS [(1)]	$1.11	$1.15	$0.83
Operating Cash Flow	$36.5	$81.8	$105.4
Free Cash Flow [(1)]	$24.7	$67.3	$95.9
Rent-A-Center Segment			
Lease Portfolio - Monthly Value (as of period end) [(2)]	$139.3	$146.2	$140.2
Lease Portfolio Value (Y/Y % Change - as of period end) [(2)]	(4.7)%	2.0 %	(3.2)%
Same Store Sales (Y/Y % Change) [(3)]	(4.9)%	(3.3)%	(6.6)%
Revenue	$466.2	$490.2	$485.0
GAAP Operating Profit	$78.9	$99.1	$69.0
Adj. EBITDA [(1)]	$83.5	$104.1	$73.9
Adj. EBITDA Margin [(1)]	17.9 %	21.2 %	15.2 %
Skip / Stolen Loss Rate [(4)]	4.5 %	4.2 %	4.8 %
30+ Day Past Due Rate [(5)]	2.6 %	2.4 %	3.0 %
Corporate Owned Store Count (U.S. & PR - as of period end)	1,843	1,850	1,850
Acima Segment			
GMV [(6)]	$372.1	$395.1	$348.2
GMV (Y/Y % Change) [(6)]	(5.8)%	(24.2)%	(12.6)%
Revenue	$464.4	$530.2	$483.8
GAAP Operating Profit	$63.1	$35.8	$53.9
Adj. EBITDA [(1)]	$77.8	$53.0	$68.6
Adj. EBITDA Margin [(1)]	16.8 %	10.0 %	14.2 %
Skip / Stolen Loss Rate [(4)]	8.9 %	11.6 %	8.9 %
60+ Day Past Due Rate [(7)]	12.9 %	14.2 %	13.8 %

(1) Non-GAAP financial measure. Refer to the explanations and reconciliations elsewhere in this release.
(2) Lease Portfolio Value: Represents the aggregate dollar value of the expected monthly rental income associated with current active lease agreements from our Rent-A-Center stores and e-commerce platform at the end of any given period.
(3) Same Store Sales (SSS): Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis as a percentage of total revenue earned in stores of the segment during the indicated period. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 30th full month following account transfer.
(4) Skip / Stolen Loss Rate: Represents charge-offs of the net book value of unrecoverable on-rent merchandise with lease-to-own customers who are past due as a percentage of revenues. For the Rent-A-Center Segment skip / stolen losses excludes the Get It Now and Home Choice lines of business.
(5) 30+ Days Past Due Rate: Defined as the average number of accounts 30+ days past due as a % of total open leases.
(6) Gross Merchandise Volume (GMV): The Company defines Gross Merchandise Volume as the retail value in U.S. dollars of merchandise acquired by the Company that is leased to customers through a transaction that occurs within a defined period, net of cancellations.
(7) 60+ Days Past Due Rate: Defined as the average number of accounts 60+ days past due as a % of total open leases.

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About Upbound Group, Inc Upbound Group, Inc. (NASDAQ: UPBD) is an omni-channel platform company committed to elevating financial opportunity for all through innovative, inclusive, and technology-driven financial solutions that address the evolving needs and aspirations of consumers. The Company’s customer-facing operating units include industry-leading brands such as Rent-A-Center® and Acima® that facilitate consumer transactions across a wide range of store-based and digital retail channels, including over 2,400 company branded retail units across the United States, Mexico and Puerto Rico. Upbound Group, Inc. is headquartered in Plano, Texas. For additional information about the Company, please visit our website Upbound.com. Investor Contact Upbound Group, Inc. Brendan Metrano VP, Investor Relations 972-801-1280 brendan.metrano@upbound.com 6

Forward Looking Statements This press release, and the guidance above and the Company's related conference call contain forward-looking statements that involve risks and uncertainties. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward- looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," "maintain," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology and including, among others, statements concerning (i) the Company's guidance for 2023 and future outlook, (ii) the impact of ongoing challenging macro- economic conditions on the Company's business operations, financial performance, and prospects, (iii) the future business prospects and financial performance of the Company following the acquisition of Acima Holdings, LLC ("Acima Holdings"), (iv) cost and revenue synergies and other benefits expected to result from the Acima Holdings acquisition, (v) the Company’s growth strategies, (vi) the Company's expectations, plans and strategy relating to its capital structure and capital allocation, including any share repurchases under the Company's share repurchase program, and (vii) other statements that are not historical facts. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially and adversely from such statements. Factors that could cause or contribute to these differences include, but are not limited to: (1) risks relating to the Acima Holdings acquisition, (2) the impact of the COVID-19 pandemic and subsequent post pandemic impacts and related government and regulatory restrictions issued to combat the pandemic, including adverse changes in such restrictions, the expiration of governmental stimulus programs, and impacts on (i) demand for the Company's lease-to-own products offered in the Company's operating segments, (ii) the Company's Acima retail partners, (iii) the Company's customers and their willingness and ability to satisfy their lease obligations, (iv) the Company's suppliers' ability to satisfy its merchandise needs and related supply chain disruptions, (v) the Company's employees, including the ability to adequately staff its operating locations, (vi) the Company's financial and operational performance, and (vii) the Company's liquidity; (3) the general strength of the economy and other economic conditions affecting consumer preferences and spending, including the availability of credit to the Company's target consumers and to other consumers, impacts from the continued inflation, central bank monetary policy initiatives to address inflation concerns and possible recession or slowdown in economic growth; (4) factors affecting the disposable income available to the Company's current and potential customers; (5) changes in the unemployment rate; (6) capital market conditions, including availability of funding sources for the Company; (7) changes in the Company's credit ratings; (8) difficulties encountered in improving the financial and operational performance of the Company's business segments; (9) risks associated with pricing changes and strategies being deployed in the Company's businesses; (10) the Company's ability to continue to realize benefits from its initiatives regarding cost-savings and other EBITDA enhancements, efficiencies and working capital improvements; (11) the Company's ability to continue to effectively execute its strategic initiatives, including mitigating risks associated with any potential mergers and acquisitions, or refranchising opportunities; (12) the Company's ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies; (13) failure to manage the Company's store labor and other store expenses, including merchandise losses; (14) disruptions caused by the operation of the Company's store information management systems or disruptions in the systems of the Company's host retailers; (15) risks related to the Company's virtual lease-to- own business, including the Company's ability to continue to develop and successfully implement the necessary technologies; (16) the Company's ability to achieve the benefits expected from its integrated virtual and staffed retail partner offering and to successfully grow this business segment; (17) exposure to potential operating margin degradation due to the higher cost of merchandise in the Company's Acima segment and higher merchandise losses than compared to our Rent-A-Center segment; (18) the Company's transition to more readily scalable, “cloud-based” solutions; (19) the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; (20) the Company's ability to protect its proprietary intellectual property; (21) the Company's ability or that of the Company's host retailers to protect the integrity and security of customer, employee and host retailer information, which may be adversely affected by hacking, computer viruses, or similar disruptions; (22) impairment of the Company's goodwill or other intangible assets; (23) disruptions in the Company's supply chain; (24) limitations of, or disruptions in, the Company's distribution network; (25) rapid inflation or deflation in the prices of the Company's products and other related costs; (26) allegations of product safety and quality control issues, including recalls; (27) the Company's ability to execute, as well as, the effectiveness of store consolidations, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; (28) the Company's available cash flow and its ability to generate sufficient cash flow to continue paying dividends; (29) increased competition from traditional competitors, virtual lease-to-own competitors, online retailers, Buy-Now-Pay-Later and other fintech companies and other competitors, including subprime lenders; (30) the Company's ability to identify and successfully market products and services that appeal to its current and future targeted customer segments and to accurately estimate the size of the total addressable market; (31) consumer preferences and perceptions of the Company's brands; (32) the Company’s ability to effectively provide consumers with additional products and services beyond lease-to-own, including through third party partnerships; (33) the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; (34) the Company's ability to enter into new, and collect on its, rental or lease purchase agreements; (35) changes in the enforcement of existing laws and regulations and the enactment of new laws and regulations adversely affecting the Company's business, including any legislative or other regulatory enforcement efforts that seek to re-characterize store-based or virtual lease-to-own transactions as credit sales and to apply consumer credit laws and regulations to the Company's business; (36) the Company's compliance with applicable statutes or regulations governing its businesses; (37) changes in interest rates; (38) changes in tariff policies; (39) adverse changes in the economic conditions of the industries, countries or markets that the Company serves; (40) information technology and data security costs; (41) the impact of any breaches in data security or other disturbances to the Company's information technology and other networks (42) changes in estimates relating to self-insurance liabilities, and income tax and litigation reserves; (43) changes in the Company's effective tax rate; (44) fluctuations in foreign currency exchange rates; (45) the Company's ability to maintain an effective system of internal controls; (46) litigation or administrative proceedings to which the Company is or may be a party to from time to time; and (47) the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2022 and in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. 7

Upbound Group, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED Table 3 Three Months Ended June 30, (In thousands, except per share data) 2023 2022 Revenues Store Rentals and fees $ 807,556 $ 857,298 Merchandise sales 124,703 160,769 Installment sales 15,900 18,548 Other 1,548 1,068 Total store revenues 949,707 1,037,683 Franchise Merchandise sales 22,869 26,505 Royalty income and fees 6,587 7,067 Total revenues 979,163 1,071,255 Cost of revenues Store Cost of rentals and fees 291,696 319,943 Cost of merchandise sold 152,682 185,735 Cost of installment sales 5,638 6,426 Total cost of store revenues 450,016 512,104 Franchise cost of merchandise sold 22,921 26,607 Total cost of revenues 472,937 538,711 Gross profit 506,226 532,544 Operating expenses Store expenses Labor 151,901 163,956 Other store expenses 181,101 199,091 General and administrative expenses 48,810 44,868 Depreciation and amortization 12,597 12,880 Other charges 27,786 53,668 Total operating expenses 422,195 474,463 Operating profit 84,031 58,081 Interest expense 28,246 19,089 Interest income (1,015) (92) Earnings before income taxes 56,800 39,084 Income tax expense 102,418 19,359 Net (loss) earnings $ (45,618) $ 19,725 Basic weighted average shares 55,242 53,998 Basic (loss) earnings per common share $ (0.83) $ 0.37 Diluted weighted average shares 55,242 59,672 Diluted (loss) earnings per common share $ (0.83) $ 0.33 REVENUES BY SEGMENT Rent-A-Center $ 466,191 $ 490,185 Acima 464,358 530,170 Mexico 18,454 16,701 Franchising 30,160 34,199 Total revenues $ 979,163 $ 1,071,255 8

Upbound Group, Inc. and Subsidiaries SELECTED BALANCE SHEETS HIGHLIGHTS - UNAUDITED Table 4 June 30, (In thousands) 2023 2022 Cash and cash equivalents $ 86,801 $ 112,175 Receivables, net 98,794 122,594 Prepaid expenses and other assets 41,138 59,476 Rental merchandise, net On rent 949,377 977,178 Held for rent 120,359 140,770 Operating lease right-of-use assets 295,281 304,376 Goodwill 289,750 289,761 Total assets 2,585,924 2,767,132 Operating lease liabilities $ 298,905 $ 307,125 Senior debt, net 798,874 933,019 Senior notes, net 438,930 436,966 Total liabilities 1,960,331 2,208,298 Stockholders' equity 625,593 558,834 9

Non-GAAP Financial Measures This release and the Company's related conference call contain certain financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (GAAP), including (1) Non-GAAP diluted earnings per share (net earnings or loss, as adjusted for special items (as defined below), net of taxes, divided by the number of shares of our common stock on a fully diluted basis), (2) Adjusted EBITDA (net earnings before interest, taxes, stock-based compensation, depreciation and amortization, as adjusted for special items) on a consolidated and segment basis, (3) Free Cash Flow (net cash provided by operating activities less capital expenditures), (4) Adjusted EBITDA margin on a consolidated and segment basis, and (5) net debt to Adjusted EBITDA ratio. “Special items” refers to certain gains and charges we view as extraordinary, unusual or non-recurring in nature or which we believe do not reflect our core business activities. For the periods presented herein, these special items are described in the quantitative reconciliation tables included below in this release. Because of the inherent uncertainty related to these special items, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort. These non-GAAP measures are additional tools intended to assist our management in comparing our performance on a more consistent basis for purposes of business decision-making by removing the impact of certain items management believes do not directly reflect our core operations. These measures are intended to assist management in evaluating operating performance and liquidity, comparing performance and liquidity across periods, planning and forecasting future business operations, helping determine levels of operating and capital investments and identifying and assessing additional trends potentially impacting our Company that may not be shown solely by comparisons of GAAP measures. Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others. We believe these non-GAAP financial measures also provide supplemental information that is useful to investors, analysts and other external users of our consolidated financial statements in understanding our financial results and evaluating our performance and liquidity from period to period. However, non-GAAP financial measures have inherent limitations and are not substitutes for, or superior to, GAAP financial measures and they should be read together with, our consolidated financial statements prepared in accordance with GAAP. Further, because non-GAAP financial measures are not standardized, it may not be possible to compare such measures to the non-GAAP financial measures presented by other companies, even if they have the same or similar names 10

Reconciliation of net (loss) earnings to net earnings excluding special items and non-GAAP diluted earnings per share

Table 5

(In thousands)	Gross Profit	Operating Profit	Earnings Before Income Tax	Tax Expense	Net (Loss) Earnings	Diluted Earnings per Share
	Three Months Ended June 30, 2023					
GAAP Results	$ 506,226	$ 84,031	$ 56,800	$ 102,418	$ (45,618)	$ (0.83)
Plus: Special Items						
Acima equity consideration vesting	—	9,277	9,277	(87,806)	97,083	1.71
Acima acquired assets depreciation and amortization[1]	—	18,234	18,234	6,801	11,433	0.20
Legal settlement reserves	—	275	275	103	172	—
Discrete income tax items	—	—	—	53	(53)	—
Other[2]	—	—	—	—	—	0.03
Non-GAAP Adjusted Results	$ 506,226	$ 111,817	$ 84,586	$ 21,569	$ 63,017	$ 1.11

[1]Includes amortization of approximately $14.3 million related to the total fair value of acquired intangible assets and incremental depreciation of approximately $3.9 million.

[2]Represents the dilutive impact of unvested stock awards included in the calculation of Non-GAAP Earnings per Share but excluded from the calculation of GAAP Earnings per Share, due to the GAAP net loss incurred for the three months ended June 30, 2023.

Table 6

(In thousands)	Gross Profit	Operating Profit	Earnings Before Income Tax	Tax Expense	Net Earnings	Diluted Earnings per Share
	Three Months Ended June 30, 2022					
GAAP Results	$ 532,544	$ 58,081	$ 39,084	$ 19,359	$ 19,725	$ 0.33
Plus: Special Items						
Acima equity consideration vesting	—	32,872	32,872	2,844	30,028	0.51
Acima acquired assets depreciation and amortization [1]	—	18,234	18,234	1,578	16,656	0.28
Retail partner conversion losses	—	1,169	1,169	101	1,068	0.02
State tax audit assessment reserves		1,165	1,165	101	1,064	0.02
Cost savings initiatives	—	(466)	(466)	(40)	(426)	(0.01)
Store closure costs	—	326	326	28	298	—
IT Asset disposals	—	292	292	25	267	—
Other	—	78	78	7	71	—
Discrete income tax items	—	—	—	69	(69)	—
Non-GAAP Adjusted Results	$ 532,544	$ 111,751	$ 92,754	$ 24,072	$ 68,682	$ 1.15

[1] Includes amortization of approximately $14.3 million related to the total fair value of acquired intangible assets and incremental depreciation of approximately $4.0 million.

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Reconciliation of operating profit to Adjusted EBITDA (consolidated and by segment)

Table 7

(In thousands)	Three Months Ended June 30, 2023					
	Rent-A-Center	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit	$ 78,914	$ 63,109	$ 1,298	$ 4,979	$ (64,269)	$ 84,031
Plus: Amortization, Depreciation	4,573	416	293	36	7,279	12,597
Plus: Stock-based compensation	—	—	—	—	6,148	6,148
Plus: Special Items						
Acima equity consideration vesting	—	—	—	—	9,277	9,277
Acima acquired assets depreciation and amortization (1)	—	14,262	—	—	3,972	18,234
Legal settlement reserves	—	—	—	—	275	275
Adjusted EBITDA	$ 83,487	$ 77,787	$ 1,591	$ 5,015	$ (37,318)	$ 130,562

(1) Includes amortization of approximately $14.3 million related to the total fair value of acquired intangible assets and incremental depreciation of approximately $3.9 million.

Table 8

(In thousands)	Three Months Ended June 30, 2022					
	Rent-A-Center	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit	$ 99,108	$ 35,835	$ 1,949	$ 5,303	$ (84,114)	$ 58,081
Plus: Amortization, Depreciation	4,622	475	163	38	7,582	12,880
Plus: Stock-based compensation	—	—	—	—	4,265	4,265
Plus: Special Items						
Acima equity consideration vesting	—	—	—	—	32,872	32,872
Acima acquired assets depreciation and amortization (1)	—	14,262	—	—	3,972	18,234
Retail partner conversion losses	—	1,169	—	—	—	1,169
State tax audit assessment reserves	—	1,165	—	—	—	1,165
Cost savings initiatives	—	—	—	—	(466)	(466)
Store closure costs	326	—	—	—	—	326
IT Asset disposals	—	—	—	—	292	292
Other	—	78	—	—	—	78
Adjusted EBITDA	$ 104,056	$ 52,984	$ 2,112	$ 5,341	$ (35,597)	$ 128,896

(1) Includes amortization of approximately $14.3 million related to the total fair value of acquired intangible assets and incremental depreciation of approximately $4.0 million.

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Reconciliation of net cash provided by operating activities to free cash flow Table 9 Three Months Ended June 30, Six Months Ended June 30, (In thousands) 2023 2022 2023 2022 Net cash provided by operating activities $ 36,543 $ 81,830 $ 141,960 $ 287,121 Purchase of property assets (11,860) (14,492) (21,394) (30,895) Free cash flow $ 24,683 $ 67,338 $ 120,566 $ 256,226 13